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Exhibit 10.23

HUNTSMAN CORPORATION
STOCK INCENTIVE PLAN

Phantom Share Agreement

Employee:

Date of Grant:

PS Grant Number:

Number of Phantom Shares Granted:

        1.    Notice of Grant.    You are hereby granted pursuant to the Huntsman Corporation Stock Incentive Plan (the "Plan") the above number of Phantom Shares of Huntsman Corporation (the "Company"), subject to the terms and conditions of the Plan and this Agreement.

        2.    Vesting of Phantom Shares.    Subject to the further provisions of this Agreement, the Phantom Shares shall become vested in accordance with the following schedule:

Anniversary of Date of Grant		Cumulative Vested Percentage
1	st	33 1/3%
2	nd	66 2/3%
3	rd	100%

        While a Phantom Share remains "outstanding" pursuant to this Agreement, an amount equivalent to the distributions made on a share of Common Stock during such period shall be held by the Company without interest until the Phantom Share becomes vested or is forfeited and then paid to you or forfeited, as the case may be.

        Notwithstanding the above vesting schedule, all Phantom Shares that are not vested on your termination of employment with the Company for any reason, including without limitation on account of death, disability, or retirement, shall be automatically cancelled and forfeited without payment upon your termination. For purposes of this Agreement, "employment with the Company" shall include being an employee or a director of, or a consultant to, the Company or an Affiliate.

        3.    Payment/Certificates.    Upon vesting of the Phantom Shares, subject to Paragraph 6 below, the Company shall either: (a) cause a certificate or certificates for shares of Common Stock to be issued in your name without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party); (b) cause to be paid to you an amount equal to the fair market value of the shares that would otherwise be issued to you; or (c) cause to be paid and issued to you a combination of cash and shares which in combination equal the fair market value of the shares that would otherwise be issued to you; in each case in cancellation of the Phantom Shares that have vested; provided, however, in no event shall such payment or issuance of shares be made prior to the first day such payment would not be subject to the additional tax imposed by Section 409A of the Code.

        4.    Nontransferability of Phantom Shares.    You may not sell, transfer, pledge, exchange, hypothecate or dispose of Phantom Shares in any manner. A breach of these terms of this Agreement shall cause a forfeiture of the Phantom Shares.

        5.    Entire Agreement; Governing Law.    The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

        6.    Withholding of Tax.    To the extent that the grant or vesting of a Phantom Share results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Subsidiary, which, with the consent of the Committee, may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law. No delivery of Shares shall be made under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

        7.    Amendment.    Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document. This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

        8.    General.    You agree that the Phantom Shares are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Phantom Share Agreement.

HUNTSMAN CORPORATION
By:
Name:
Title:
[NAME]
Signature

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HUNTSMAN CORPORATION STOCK INCENTIVE PLAN Phantom Share Agreement